CODE OF ETHICS

________

Fox Asset Management LLC

Effective: January 28, 2005

TABLE OF CONTENTS

Table of Contents

Governing Principles

Part I.

Policy on Personal Securities Transactions

Part II.

Rules of Conduct for All Employees

General Provisions

Exhibit 1.    Procedures for Policy on Personal Securities Transactions

(not part of the Code of Ethics)

Exhibit 2.

Policies and Procedures in Prevention of Insider Trading

(not part of the Code of Ethics)

Exhibit 3.

Policy and Procedures for the Fox Privacy Policy

                     (not part of the Code of Ethics)

GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients.  The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities.  You also have a responsibility to act ethically, legally, and in the best interests of Fox Asset Management LLC (“Fox”) and our Clients at all times.  The Code of Conduct sets forth rules regarding these obligations.  You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics.  The Company is required by law to have a Code of Ethics, but the Fox Code of Ethics goes well beyond the minimum legal requirements.

DEFINITIONS

Company refers to Fox Asset Management LLC (“Fox”).

Client is any person or entity, including any sub-advised mutual fund, or any institutional client, for which Fox provides investment advisory services.

Access Person is each of the following:

(1)

an employee of Fox;

(2)

certain designated consultants at Fox.

Investment Professional is each of the following:

(1)  an employee of Fox, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities (including a portfolio manager, an assistant portfolio manager, or a trader);

(2)  a natural person at Fox, EVC, or it’s subsidiaries who obtains information concerning recommendations made to a Client with regard to the purchase or sale of securities by the Client.

Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

Securities means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as “securities,” or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.  A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors.  A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

PART I

POLICY ON

PERSONAL SECURITIES TRANSACTIONS

______________

A.  Applicability of the Policy

Who is Covered.  This Policy applies to all Company employees.  All Fox employees are defined as Access Persons under the Policy.  Other parts apply only to Investment Professionals.  The Company will notify you if you are an Investment Professional.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

What Accounts are Covered.  This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest; unless the EV Compliance Attorney determines that you or they have no direct or indirect influence or control over the account.  Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

B.  Rules Applicable to All Employees

Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest.  See section A, “Applicability of the Policy,” above.  The procedure for obtaining pre-clearance is explained in Appendix 1, Procedures for Policy on Personal Securities Transactions (“Procedures”).

1.  Pre-clearance: Eaton Vance Corp. (“EVC”) Stock.  You must pre-clear all purchases and sales of EVC stock with the Treasurer of EVC, except that you do not have to pre-clear (1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) bona fide gifts of EVC stock that you make or receive, or (3) automatic, non-voluntary transactions, such as stock dividends, stock splits, or automatic dividend reinvestments.

NOTE:  The purchase or sale of publicly traded options on Eaton Vance stock is prohibited.

There are times when transactions in EVC stock are routinely prohibited, such as prior to releases of earnings information.  Normally you will be notified of these blackout periods.

2.  Pre-Clearance: All Securities.  You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

1)

a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

2)

a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;

3)

a bona fide gift of Securities that you make or receive;

4)

an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend or

5)

a transaction pursuant to a tender offer that is applicable pro rata to all stockholders.

The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a “no trade” list (for example, because the Company is in the possession of material inside information about the issuer).  Further, the Fox Chief Compliance Officer may suspend your use of these four exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

Remember that you must always pre-clear all purchases and sales of EVC stock. See section B.1, “Pre-Clearance: EVC Stock,” above.  Investment Professionals have additional pre-clearance obligations.  See section C, “Additional Rules Applicable to Investment Professionals,” below.

If you must pre-clear, you will not receive pre-clearance of a transaction for any Security on a day when the item is added to or appears on the Fox Restricted List, or when other circumstances warrant prohibiting a transaction in a particular Security.  Remember that the term “Security” is broadly defined.  For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance.  A pre-clearance approval normally is valid only during the day on which it is given, or unless authorized by either the Fox Chief Compliance Officer or a member of the Investment Committee.  Pre-clearance procedures are set forth in the attached Procedures.

3.  Reporting Requirements.  You must ensure that the broker-dealer you use sends to the Fox Chief Compliance Officer copies of confirmations of all purchases and sales of EVC stock that you were required to pre-clear.

4.  Prohibited and Restricted Transactions.  The following transactions are either prohibited without prior approval, or are discouraged, as indicated.  The procedures for obtaining approval are in the Procedures, attached as Appendix 1.

a.  Initial Public Offerings.  You may not purchase or otherwise acquire any Security in an Initial Public Offering.  You may apply to the Fox Chief Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances.  Accordingly, the Company discourages such applications.  You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.  The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

b.  Limited Offerings.  You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Fox Chief Compliance Officer.  (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.)  Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship).  Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.  The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

c.  Short Sales.  You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”) and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

d.  Naked Options.  You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.  You may not engage in the purchase or sale of publicly traded options on shares of Eaton Vance stock.

e.  Short-term Trading.  You are strongly discouraged from engaging in excessive short-term trading of Securities.  The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

5.  Prohibited Transactions:  You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer.  Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.

6.  Investment Clubs.  You may not be a member of an investment club that trades in and owns Securities in which members have an interest.  Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club.  If you are a member of an investment club on January 1, 2004, you may either (i) resign from the club by March 31, 2004, and until then you may not influence or control the investment decisions of the club, or (ii) you may continue as a member, but only if the club is regarded as your personal account and you (and the club) meet all of the requirements of this Policy with respect to every securities transaction by the club, including pre-clearance, prohibited and restricted transaction, and reporting requirements.

7.  Reporting Requirements.  You are required to provide the following reports of your Security holdings and transactions to the Fox Chief Compliance Officer.  Remember that your reports also relate to members of your Immediate Family and the accounts referred to under section A, “Applicability of the Policy,” above.  Please review the definition of Securities in the “Definitions” section of the Code of Ethics above.  Securities include not only publicly traded stocks and bonds, including shares of EVC and of all closed-end funds (including interval funds), but also stock in closely held corporations, partnership interests, and derivatives. Transactions and holdings in shares of mutual funds to which Fox is an investment adviser or sub-adviser, and/or Eaton Vance Management or Boston Management and Research is an investment adviser, need to be reported quarterly.  For the purpose of this section, and the Code, the term securities does not include shares issued by open-end investment companies registered under the Investment Company Act of 1940 except as noted above.  Nor are direct obligations of the government of the United States, banker’s acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements deemed reportable.

Please refer to the attached Procedures for reporting procedures and forms.

a.  Initial Report of Holdings.  Within ten (10) days after you become a Fox employee, you must submit to the Fox Chief Compliance Officer a report of your holdings of Securities, including the title, type, the exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than forty-five (45) days before you became an employee.  Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Chief Compliance Officer.

b.  Annual Report of Holdings.  After January 1 and before January 20 of each year, you must submit to the Fox Chief Compliance Officer a report of your holdings of Securities, current within forty-five (45) days before the report is submitted, including the title, type, the exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security.  Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Chief Compliance Officer.

c.  Quarterly Transaction Report.  Within thirty (30) days after the end of each calendar quarter, you must submit to the Fox Chief Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, the exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected.  If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account.  The report must state the date on which you submit it to the Chief Compliance Officer.

You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Fox Chief Compliance Officer for that quarter (see paragraph 9, “Confirmations of Transactions and Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of EVC (as, for example, in the case of transactions in EVC stock through the EVC employee stock purchase plan or by the exercise of stock options).

8.  Confirmations of Transactions and Account Statements.  You must ensure that each broker, dealer or bank with which you maintain an account send to the Fox Chief Compliance Officer, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements.  See section A, “Applicability of the Policy – What Accounts are Covered,” above.

If you certify to the Fox Chief Compliance Officer that the Fox Chief Compliance Officer has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

C.  Additional Rules Applicable to Investment Professionals

If you are an Investment Professional, you are subject to the following rules, in addition to the “Rules Applicable to all Fox Employees” in section B above.  Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself.  In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients’ interests.  While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

Reminder:  When this Policy refers to “you” or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control.  See section A, “Applicability of the Policy,” above.  Check the definition of “Securities” and of other capitalized terms in the “Definitions” section of the Code of Ethics above.

1.  Prohibited Transactions: All Investment Professionals.

a.  You may not cause or recommend a Client to take action for your personal benefit.  Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

b.  If you are an Investment Professional, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security.  You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated your research conclusion regarding that Security (through an Investment Committee recommendation, or otherwise) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) you have first determined, with the prior concurrence of the Fox Chief Compliance Officer, that investment in that Security is not suitable for any Client.

You may not purchase or sell any Security until the seventh (7th) day after any Fox Restricted List activity regarding that Security (whether an addition, increased position, deletion, decreased position).

2.  Prohibited Transactions: Portfolio Managers (including Assistant Portfolio Managers).

a.  Personal Trades in Same Direction as Client.  If you are a portfolio manager, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage.  You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

b.  Personal Trades in Opposite Direction as Client: Seven-Day Blackout.  If you are a portfolio manager, you may not sell any Security for your personal account until the seventh (7th) day after you have purchased that Security for Client portfolios that you manage.  You may not purchase any Security for your personal account until the seventh (7th) day after you have sold that Security for Client portfolios that you manage.

c.  Trading Before a Client.  If you are a portfolio manager, before you place an order to purchase a Security for a Client, you must disclose to the Fox Chief Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days.  Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client’s account the difference between your and the Client’s purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Fox Chief Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days.  Depending upon the circumstances, you may or may not be required to pay to the Client’s account the difference between your and the Client’s sales price for the Security, if your price was higher.

Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

NOTE:  Non-volitional or wrap client “block trades” made by wrap portfolio managers in accordance with Fox existing model portfolios are excluded from rules 2a), 2b) and 2c), above for designated managers of wrap accounts.

d.  Trading before Communicating a Recommendation or Rating.  If you are a portfolio manager who is in the process of making a new or changed recommendation or rating for a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Committee, you are prohibited from trading in that Security.

e.  Required Disclosures.  If you are a portfolio manager, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Fox Chief Compliance Officer and the Investment Committee members to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

PART II

RULES OF CONDUCT FOR ALL EMPLOYEES

_____________

These Rules apply to every employee of a Company.

1.  Laws and Regulations.  You are expected to comply with all applicable laws and regulations in the Federal Securities Laws, including the Code of Ethics and policies of the Company.

2.  Conflicts of Interest.  You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

3.  Gifts, Etc.  You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client.  You must report any such receipt or offer of an item prohibited by this rule to the Fox Chief Compliance Officer.  “Material Value” does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100.  “Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of New Jersey, unless approved in advance by a member of the Fox Management Committee as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment.  If you are offered anything, to be on the safe side, check with the Fox Compliance Officer.

If you are licensed by the National Association of Securities Dealers, Inc. (“NASD”), you are also subject to the rules of the NASD.  Please check with the Fox Chief Compliance Officer if you have any questions about those rules.

4.  Political Contributions.  You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

5.  Improper Payments.  You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business.

6.  Confidential Information.  You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so.   You must keep confidential, and not discuss with anyone other than Portfolio Managers or Trading Personnel with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company.  You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

7.  Outside Directorships, Etc.  You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the Investment Committee, except that you may serve any charitable or non-profit organization without such approval.

GENERAL PROVISIONS

1.  Maintenance of List of Access Persons and Investment Professionals: Notification.  The Fox Chief Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2.  Review of Securities Reports.  The Fox Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Fox Compliance Officer, will be reviewed in accordance with the attached Procedures (Exhibit 1).

3.  Annual Certification by Employees.  Each employee of the Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

4.  Fund Board Approval.  The Board of Trustees of each Eaton Vance Fund for which Fox serves as a sub-adviser, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

5.  Annual Report to Fund Board.  At least annually the Company shall submit for consideration to the Board of Trustees of each Eaton Vance Fund for which Fox serves as a sub-adviser, a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

6.  Recordkeeping Requirements.  The Company shall maintain the following records at its principal place of business and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)

copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;

(2)

a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

(3)

copies of each report, including transaction confirmations and other information, referred to in section B.8 of the Policy on Personal Securities Transactions (“Policy”), Part I above, to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

(4)

a record of all persons, currently or within the past five years, who are or were required to make reports referred to in section B.7 of the Policy and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and

(5)

a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

7.  Confidentiality.  All reports and other documents and information supplied by any employee of the Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of Fox, EVC, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

8.  Interpretations.  If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Fox Chief Compliance Officer.

9.  Violations and Sanctions.  Any employee of the Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment.  Each sanction shall be recommended by the EVC Director of Compliance and approved by the Strategy Committee of Fox and Management Committee of EVC.

In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.

PROCEDURES FOR POLICY ON PERSONAL SECURITIES TRANSACTIONS

WITH RESPECT TO

FOX ASSET MANAGEMENT LLC (“FOX”) CODE OF ETHICS

These procedures are designed to implement the Fox Code with Respect to Personal Securities Transactions (the “Code”).  They outline the responsibilities of each employee and each affected department in making the Code work.  The Code and these Procedures must be read and understood by every employee.  If you have any questions about the Code or these Procedures, please contact Ann-Marie Hawksby or Gregory Greene, as appropriate.

Access Persons will be required to pre-clear most personal Securities transactions.

The key positions involved in implementing the Code and the Fox personnel who currently fill these positions are:

Fox Chief Compliance Officer

Ann-Marie Hawksby

ext. 154

Fox Management Supervisor to                                              Gregory Greene

Compliance                                                                             ext. 117

Fox Investment Committee Members

George Pierides – ext. 134

Douglas Edler – ext. 111

Gregory Greene – ext. 117

Robert Lamberti – ext. 221

J. Bradley Ohlmuller- ext. 151

EV Chief Financial Officer

Bill Steul

617-598-8050

Assistant to the EV Chief Financial Officer

Katie McManus

617-598-8546

EV Compliance Attorney

Bob Toner

617-598-8029

EV Chief Compliance Officer

Paul O’Neil

617-598-8106

             Dated January 28, 2005

A.   ALL FOX EMPLOYEES

Every Fox employee has certain reporting responsibilities under the Code of Ethics (the “Code”) and are deemed to be “Access Persons”.  “Investment Professionals” as those terms are defined in the Code, have additional responsibilities.  If you are unsure whether you are an Investment Professional, consult with the Fox Chief Compliance Officer.  All terms not defined herein will have the meaning given to them in the Code.

Fox employees have responsibilities under the Code of Ethics.  They must report certain Securities transactions on a quarterly and annual basis and they must receive prior approval before effecting personal transactions in certain Securities.  The procedures for complying with these requirements are as follows:

a.

Annual Reporting Requirements

Upon hire and annually thereafter, each Fox employee is required to read and submit a Certification of Compliance (Attachment A) indicating that s/he understands and has complied with the terms of Fox’s Code of Ethics and its Policies and Procedures in Prevention of Insider Trading.

b.

Required Compliance Meeting

Each Access Person is required to attend an orientation meeting with the Fox Compliance Officer.  The purpose of such meeting is to discuss the Code of Ethics and the pre-clearance procedures for personal securities transactions and to answer any questions such Access Person might have regarding these matters.  A Fox employee must attend this meeting within 30 days after hire.  If the person fails to attend such a meeting, s/he will be prohibited from engaging in any personal Securities transactions, which require pre-clearance until s/he attends such a meeting.  The following procedures shall be followed in determining compliance with the foregoing requirements:

▪

The Eaton Vance (“EV”) Human Resources Department will notify the Fox Chief Compliance Officer when a person is hired.

▪

The Fox Chief Compliance Officer will provide the Access Person with a memo notice (Attachment C) and will contact such Access Persons and schedule a time for a code of ethics orientation meeting.

▪

If the employee fails to attend a Compliance meeting within thirty days after hire, the Chief Compliance Officer will notify the Management Supervisor to Compliance and EV Director of Compliance.

c.

Quarterly and Annual Reporting Requirements

All Access Persons (in addition to the reporting requirements stated above) must comply with the following annual and quarterly reporting requirements:

▪

Within ten days of commencing employment at Fox, and annually thereafter after January 1st but before January 20th, each Access Person must complete and submit an Annual Report of Securities Holdings (Attachment D) and a report of accounts which hold securities (Attachment E) to the Fox Chief Compliance Officer.

▪

Each Access Person must arrange for his or her brokerage firm to send duplicate confirmations and all periodic (monthly or quarterly) account statements to the Fox Chief Compliance Officer.  (Attachment F is a model for the letter the Access Person is to provide to his/her brokerage firm.)  Each Access Person who maintains a bank custody account for personal holdings must arrange for his or her bank custodian to send duplicate confirmations and all periodic statements to the Fox Chief Compliance Officer.

▪

Each Access Person must complete and submit a Quarterly Personal Securities Transaction Report (“Quarterly Report”) (Attachment G) unless he/she or his/her broker has (i) provided duplicate copies of all broker confirmations for transactions they have engaged in during the preceding quarter and (ii) provided a quarterly or monthly statement of transactions for the period.  It is the employee's responsibility to verify these confirmations and statements have been received by Fox and certify that fact in a Quarterly Report (even if the employee is not otherwise required to complete the entire Quarterly Report) and submit to the Fox Chief Compliance Officer.  If no personal transactions have been effected, the Access Person should indicate “none” on the Quarterly Report and submit the Quarterly Report to the Fox Chief Compliance Officer.

▪

Each Access Person must also report new securities accounts opened on a quarterly basis (Attachment G) to the Fox Chief Compliance Officer.

d.

Pre-Approval Procedures for Transactions in Securities Issued by Eaton Vance

NOTE:

Any transaction that requires pre-approval (for Eaton Vance Securities or other Securities) must be executed within the relevant approval period.  Absent unusual circumstances, the approval period for most transactions will be the same business day that the pre-approval is granted or the next business day in cases where the pre-approval is granted after the relevant market has closed.  Only the EV Chief Financial Officer or his Assistant may extend the approval period.

Each employee must receive approval before buying or selling Eaton Vance securities. The employee must submit a request for pre-approval (Attachment B) from the Eaton Vance Chief Financial Officer or his Assistant.

e.

Pre-Approval Procedures for Personal Transactions in Non-Eaton Vance Securities

All Security transactions must be pre-cleared via the submission of completed and signed pre-approval forms (Attachment B).

The following procedures must be followed by an Access Person before effecting a personal Securities transaction in a non-Eaton Vance Security (including non-Eaton Vance closed-end mutual funds):

▪

The Access Person must submit a pre-approval form to a member of the Investment Committee.  If it is not obtained, the Fox employee may not trade.

▪

If a member of the Investment Committee approves the trade and signs the pre-approval form, the Chief Compliance Officer will review and, if no apparent conflict exists, the Chief Compliance Officer or designee will provide signature approval.

▪

The Chief Compliance Officer will determine whether or not the proposed trade conflicts with the requesting Access Person's obligations under the Code as well as any other firm wide restrictions issued by the Investment Committee via the “Restricted List” (Attachment H”).

▪

The Chief Compliance Officer (or other authorized approval person) will approve or deny the request and will notify the Employee of that decision.

▪

For purchases and sales of non-investment grade debt and/or transactions in debt greater than $25K, such trades will be approved after the appropriate Management Committee member has reviewed/approved.

▪

Upon completion of the personal trade, the Access Person will submit the pre-approval form to the Fox Chief Compliance Officer.

f.

Exceptions to Pre-Approval Procedures

▪

In the absence or unavailability of the Fox Chief Compliance Officer, his/her responsibilities under the Procedures shall be assumed by the Fox Management Supervisor to Compliance, except with respect to a transaction in which the Fox Management Supervisor to Compliance has a personal financial interest.

▪

The Management Supervisor to Compliance or the Eaton Vance Chief Legal Officer may fulfill any responsibility of any other official with regard to Procedures, except with respect to a transaction in which s/he has a personal financial interest.

B.

C. PORTFOLIO MANAGERS

Notification Procedures for Portfolio Managers

Each written recommendation by a Fox portfolio manager or assistant portfolio manager to purchase, sell or hold a Security shall contain the following language at the bottom of the first page:

Note:  The analyst making this recommendation does/does not (circle one) have a direct or indirect beneficial interest in the securities of this issuer.

C.  COMPLIANCE OFFICER AND ASSISTANT COMPLIANCE OFFICER

The Chief Compliance Officer will have the following responsibilities with respect to their monitoring responsibilities under the Code under the supervision of the Management Supervisor of Compliance and EV Director of Compliance:

•

Maintain list of Access Persons.

▪

Review/Compare Access Person’s trade request pre-approval forms vs. broker confirmations.  Report discrepancies to the Management Supervisor of Compliance and EV Director of Compliance.

▪

Review/Compare Employees’ trade requests vs. broker confirmations for employees who buy Eaton Vance Stock.  Report discrepancies to the Management Supervisor of Compliance and EV Director of Compliance.

▪

Review/Compare Investment Personnel’s personal trades with their recommendations.  Report discrepancies to the Management Supervisor of Compliance and EV Director of Compliance.

▪

Compare Portfolio Manager and Assistant Portfolio Manager’s personal versus Portfolio Trades.  Report discrepancies to the Management Supervisor of Compliance and EV Director of Compliance.

▪

Initiate quarterly, annual filings for Access Persons.  Follow-up on any delinquent filings.  Follow-up on delinquent initial filings for new Access Persons.

▪

Review quarterly, annual filings, report discrepancies, follow-up on missing reports.

▪

Review Portfolio Manager and Assistant Portfolio Manager’s actual holdings of an issue vs. ownership declarations made on managers’ recommendations.

▪

Maintain historical information related to monitoring the Code (such as restricted lists, check-off lists etc.)

▪

Maintain records required under the Code.

LIST OF ATTACHMENTS

Attachment A

Certificate of Compliance Form

Attachment B

Personal Securities Transaction Pre-Approval Request

Attachment C

Compliance Notification Memo

Attachment D

Initial/Annual Report of Securities Holdings

Attachment E

Report of Accounts, which hold securities

Attachment F

Letter to Brokerage Firm Requesting Confirmations (Access Person)

Attachment G

Quarterly Personal Securities Transaction Report (Access Person) and

Quarterly Brokerage Account Report (Access Person)

Attachment H

Fox Restricted List

ATTACHMENT A

FOX ASSET MANAGEMENT, LLC (“FOX”)

CERTIFICATE OF COMPLIANCE

I have read/reread the following documents:

1.

Policy on Personal Securities Transactions and The Code of Conduct for All Employees;

2.

Policies and Procedures in Prevention of Insider Trading and,

3.

Fox’s Privacy Policies and Procedures.

I hereby certify that:

1.

I understand the standards, guidelines, prohibitions and policies and procedures (collectively, “the Provisions”) set forth in each of the foregoing documents.  I agree to comply in all respects with the Provisions;

2.

I understand the Policy on Personal Securities Transactions is designed to prevent a conflict or the appearance of a conflict between a personal transaction and a Fox client transaction;

3.

I understand the Policies and Procedures in Prevention of Insider Trading are designed to prevent the “misuse” of material nonpublic information by Fox or any person associated with Fox;

4.

I understand the Privacy Guidelines are meant to ensure the confidentiality of Customer Information and the integrity of Fox’s adopted Privacy Policies and Procedures; and,

5.

All my personal securities transactions have been and will be made in full compliance with the Provisions, including any applicable reporting requirements.

Date:______________

__________________________

Signature

__________________________

(Please print name)

RETURN TO: Ann-Marie Hawksby

ATTACHMENT B

Fox

Personal Securities Transaction Pre-Approval Request

Employee Name

Department    ____________________       Covered Account1 _________________________

__________________

             _____________   ______________________

Full Name of Security

No. of Shares/ Aggregate Par Value

              Buy/Sell/Other

Symbol                                                                           and/or Cusip (if available)

Type of Security2

If sale, enter purchase or other acquisition date of security

Do you manage any funds and/or client accounts?3

Signature4

Approved by

                            Date  _______________________

                      Investment Committee Member

Approved by

              Date  ________________________

  Chief Compliance Officer or Management Supervisor

Approved by

             Date  _________________________

        EV Chief Financial Officer (required for securities issued by Eaton Vance)

Approval Expires at Close of Business on                              .

1

Covered Accounts include all those in which the employee has “a direct or indirect beneficial interest” unless the employee has no “direct or indirect influence or control.”  See Statement of Policy.

2

Type of Security: C-Common, P-Preferred, O-Option, W-Warrant, B-Bond, CEF-Closed-End Investment Company, X-Other

3

Pursuant to the Statement of Policy, portfolio managers and assistant portfolio manager’s are prohibited from buying or selling a security 7 days before or after a fund or client whose account s/he manages trades in that security.

4

In executing this form the employee affirms the accuracy of the information supplied and additionally represents that s/he is not in possession of material non-public information concerning the securities listed hereon or their issuer.

5

IPO’s are prohibited under the code.  Please attach a memo supporting the request to make an exception.

ATTACHMENT C

MEMORANDUM

To:

__________________

From:

Ann-Marie Hawksby, Chief Compliance Officer

Date:

_________________

Subject:

Personal Trading

Within the next couple of weeks, I will be conducting a seminar to familiarize new employees with Fox’s policies and procedures relating to personal securities trading.

Because your job provides you with access to information about fund or client transactions, you are considered an “access person” of Fox Asset Management LLC.  As an access person, certain restrictions are imposed on most personal securities transactions effected by your or by members of your immediate family who live in your house.  Among other things, these restrictions require you to preclear and report most transactions in order to avoid both real and apparent conflicts with fund or client transactions.  Accordingly, if you (or a member of your household) intend to execute any personal securities transactions before the next training seminar is held, please call me so that I may familiarize you with the applicable procedures.

The attached documents, Annual (or Initial) Statement of Security Holding and Brokerage Annual (or Initial) Account Report and Sample Letter to Brokerage Firm were given to you during your orientation.  If you have not completed these, please fill out the attached and return it to me within ten days.  If you have any questions about this form or about any other personal trading matters, please feel free to call me.

C:\Documents and Settings\denisec\Local Settings\Temporary Internet Files\OLK6D\Code of Ethics Attachment 2005.doc

ATTACHMENT D

Name:

  (If no label above, please print)

ANNUAL REPORT No. 1

FOX

ANNUAL  (OR INITIAL) REPORT OF SECURITIES HOLDINGS

Please list below each Security (excluding  Mutual Funds, U.S. Government Securities and money market instruments) that you hold in any account with a broker, dealer, bank, or transfer agent (such as Equiserve).

Please use a separate page for each account.  Include accounts in your name or in the name of your spouse, minor child, or relative living at your principal residence.  Also include the information below for securities you hold in certificate form, rather than in an account.

If you have no such account, check this box.

Account Name:

Account Number:

Broker Name:

NOTE:  If all Securities and information required herein is shown in an annual report of holdings (as of December 31) in your account, you may attach the report instead of filling in the information below.

Security Name * Please use security name, not symbol.	Ticker Symbol	Type of Security **	Number of shares or Par Value	Market Value or Principal Amount

(more space on reverse side)

Signature:

Date:

* If under an automatic dividend reinvestment plan, indicate by adding “ADIV”

** Type of Security:  C – Common, P-Preferred, O-Option, W-Warrant, B-Bond, CEF-Publicly Traded Closed-End Investment Company, X-Other.

***This does not exclude the funds that Fox Sub-advisers

Return to: Ann-Marie Hawksby, by ________________.

ATTACHMENT E

Initial Report No. 2

Fox

Listing of Certain Accounts

Please list below all accounts with broker/dealers, banks, or mutual funds in which you hold any of the following types of securities:  mutual funds, direct obligations of the US Government, or money market instruments.  Include accounts in your name or in the name of your spouse, minor child, or relatives living at your principal residence.

If you do not have any accounts, check this box.

Account Name

Name of Broker, Dealer,

(example: John Doe)

Bank or Mutual Fund Company

(more space on reverse side)

Signature

(If no label above please print name)

Date

Return to:Ann-Marie Hawksby by ________________.

C:\Documents and Settings\denisec\Local Settings\Temporary Internet Files\OLK6D\Code of Ethics Attachment 2005.doc

ATTACHMENT F

“BROKERAGE FIRM”

“NAME AND ADDRESS”

RE:

EMPLOYEE NAME

ACCOUNT #

[employee name] an employee of Fox Asset Management LLC, a registered investment adviser, has requested that we write the following letter to facilitate your approval of [his/her] brokerage account with your firm.

Fox Asset Management LLC has investment policies and guidelines with regard to the investment activities of employees in the securities markets.  Among these policies are the required quarterly reporting of employees' trading activities in the securities market and prohibitions against certain transactions, which would represent possible conflicts of interests between Fox Asset Management LLC investment advisory clients and employees.

We acknowledge [employee name]’s brokerage account with [brokerage firm name].  In accordance with our Statement of Policy, which governs personal trading by Fox employees & their spouses, we require that duplicate confirmations and account statements for [employee name]’s account be sent to the following address:

Ms. Ann-Marie Hawksby

Chief Compliance Officer

Fox Asset Management LLC

44 Sycamore Ave.

Little Silver, NJ  07739

Sincerely,

Ann-Marie Hawksby

Chief Compliance Officer

cc: [employee name]

ATTACHMENT G

Name:_______________________________________________

Fox

Quarterly Personal Security Transaction Report for Access Persons

Return to:   Ann-Marie Hawksby

This form must be submitted by the 10th day following the reported quarter.

Note: Purchase of Eaton Vance (“EV”) stock under the Employee Stock Purchase Plan or the exercise of EV options, do not have to be reported.  All EV trades in a brokerage account are reportable just like any other stock.  Trades of EV stock in Equiserve are reportable under section 2 below as “transactions that do not appear in brokerage account statements”.

1).  If you made no transactions during the past quarter or if all transactions were in brokerage accounts that automatically send confirms and statements to the Chief Compliance Officer, please sign and date here.

 I hereby certify that either I have not traded any reportable Securities during the past quarter, or that the Fox Chief Compliance Officer automatically receives all confirmations and account statements of accounts in which I have traded during the past quarter. (See page 3 of the Code for the definition of Securities.)

Signature:___________________________________________

Date:________________________________

2).  If you made transactions that do not appear in brokerage account statements that the Fox Chief Compliance Officer is automatically receiving, list those transactions on the reverse side of this report.

Remember to include gifts you made or received, inheritance, limited partnerships, private placements or any other transaction entered into during the quarter.

Please remember to complete page 3 of this document “Quarterly Brokerage Account Report”

List below only transactions that do not appear on account statements that the Chief Compliance Officer is automatically receiving: remember to include private placements, limited partnerships, gifts, inheritance or any other transactions.  Please include all Mutual Funds that Fox Sub-advisers and the last annual statements received.

Trade	Security Name	Transaction	# of		Market Value or	Type of	Interest Rate	Maturity Date	Broker, Dealer
Date	Please use security name, not symbol	Type*	Shares	Price	Principal Amount	Security**	(if applicable)	(if applicable)	or Bank

Signature:

*Transaction Type: P-Purchase; S-Sale; AG-Acquisition by gift; DG-Disposition by gift; INH-Inheritance; O-Other					Date:_________________________________________
**Type of Security: C-Common; P-Preferred; O-Option; W-Warrant; B-Bond; CEF-Publicly-Traded Closed-End Investment Company; X-Other.

RETURN TO: Ann -Marie Hawksby THIS FORM MUST BE SUBMITTED BY THE 10TH DAY FOLLOWING THE REPORTED QUARTER

Fox

Quarterly Brokerage Account Report

                                                                                  Date

The Securities and Exchange Commission (SEC) requires each Access Person to confirm on a quarterly basis newly opened accounts in which the Access Person has a beneficial interest or to confirm that they have not opened any new accounts.

Please list below all new accounts opened during the recent calendar quarter in which you hold Securities in which you have a beneficial interest.  Include accounts in your name or in the name of your spouse, child, or relatives living at your principal residence.  This would include all brokerage, dealer, bank or other accounts excluding accounts that exclusively hold open end mutual funds, direct obligations of the government of the US, bankers acceptances etc (see Securities under Definitions on Page 3 of the Code).

All the accounts listed must send duplicate account statements and trade confirms directly to Ann-Marie Hawksby per compliance rules.  If necessary contact Ann-Marie Hawksby for the appropriate address.

IF NONE, PLEASE CHECK HERE

Account Name           Account Number            Broker, Dealer, Bank        Date Opened

______________      _________________    ___________________      _____________

______________      _________________    ___________________      _____________

______________      _________________    ___________________     ______________

______________      _________________   ____________________    ______________

                                                                                                     Signature

                                                                                                       ____________________________________

                                                                                                        (If no label above please print name)

FOX ASSET RESTRICTED LIST

12/3/04

BK- Bank of New York Co Inc (UC)

EAT-Brinker Intl (UC)

FNM-Fannie Mae (UC)

KMB-Kimberly Clark (UC)

MAS-Masco Corp- (UC)

MEL- Mellon Financial Corp (UC)

MRK-Merck (UC)

NCC- National City Corp (UC)

NP-Neenhah Paper (UC)

WB- Wachovia Corp (UC)

Removed Securities:

SLE – Sara Lee Corp (able to trade 12/7)

WHR-Whirlpool (able to trade 12/7)